Exhibit 12

CrowdCheck Law LLP

700 12th Street NW, Suite 700

Washington, DC 20005

March 12, 2026

Board of Directors

Mode Mobile, Inc.

One East Erie Street, Suite 525

Chicago, IL 60611

To the Board of Directors:

We are acting as counsel to Mode Mobile, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers (i) the sale by the Company of up to 66,095,230 shares of the Company’s Class AAA Common Stock, par value $0.0001 per share (the “Company Shares”); (ii) the issuance by the Company of up to 17,772,312 shares of Class AAA Common Stock that may be issued to eligible investors for no additional consideration (the “Bonus Shares”); and (iii) the sale by certain selling stockholders of the Company (the “Selling Stockholders”) of up to 22,766,332 shares of Class AAA Common Stock held by such Selling Stockholders (the “Selling Stockholder Shares”).

In connection with the opinion contained herein, we have examined the offering statement, the Company’s Amended and Restated Certificate of Incorporation, the Company’s bylaws, the resolutions of the Company’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that (i) the Company Shares and Bonus Shares are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable; and (ii) the Selling Stockholder Shares to be sold by the Selling Stockholders are validly issued, fully paid and nonassessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP
AS